UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	001-34279	72-1147390
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
567 Thompson Road, Houma, Louisiana	70363
(Address of principal executive offices)	(Zip Code)

(985) 872-2100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2012, Gulf Island Fabrication, Inc. (the Company) appointed Roy F. “Buddy” Breerwood, III, 38, as Vice President-Finance, Chief Financial Officer and Treasurer of the Company.  Mr. Breerwood previously served as interim Chief Financial Officer and Treasurer since February 2, 2012 and Controller since October 2007.  Prior to his appointment as Controller, Mr. Breerwood served as the Company’s Accounting Manager from July 2002 to October 2007.

In connection with his appointment, Mr. Breerwood’s base salary was increased to $175,000 and he received a grant of 1,000 shares of restricted stock, vesting in equal installments over a five-year period.  Mr. Breerwood is also eligible for an annual bonus under our annual incentive compensation program equal to 0.25% of the Company’s consolidated income before taxes and deduction of executive bonuses under the program.

Following his appointment, the Company entered into a change of control agreement (the Agreement) with Mr. Breerwood.  The Agreement entitles Mr. Breerwood to receive additional benefits in the event of a termination of employment under certain circumstances following a change of control of the Company, as described below. The Agreement provides that if, during the 18 months following a change of control, the Company or its successor terminates Mr. Breerwood other than by reason of death, disability or cause (as defined in the Agreement), or Mr. Breerwood voluntarily terminates his employment for good reason (as defined in the Agreement), Mr. Breerwood will receive a lump-sum cash payment equal to the sum of his prorated bonus plus one and one half times the sum of (a) his base salary in effect at the time of termination and (b) the highest annual bonus awarded to him during the three fiscal years immediately preceding the termination date. The Company shall continue to provide to Mr. Breerwood insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date Mr. Breerwood accepts new employment. The benefits provided under the Agreement are in addition to the value of any accelerated vesting of shares of restricted stock or stock options resulting from a change of control under the Company’s stock incentive plans. If any part of the payments or benefits received by Mr. Breerwood in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, Mr. Breerwood will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code. A copy of the Agreement is attached hereto as Exhibit 99.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective April 26, 2012, the Board of Directors of the Company approved an amendment to the By-laws of the Company to allow for the number of directors constituting the entire Board of Directors to be a range of not less than three nor more than twelve, with the exact number of directors to be fixed by a duly adopted resolution of the Board of Directors. A copy of the By-laws as amended and restated is attached as Exhibit 3.1 to this Current Report on Form 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its 2012 annual meeting of shareholders (the Annual Meeting) on April 26, 2012 in Houma, Louisiana. At the Annual Meeting, the Company’s shareholders (i) elected each of the two persons listed below to serve as a Class III director for a term expiring in 2015, (ii) approved, on an advisory basis, the compensation of the Company’s named executive officers and (iii) ratified the appointment of the Company’s independent registered public accounting firm for the 2012 fiscal year.

Of the 14,385,039 shares of the Company’s common stock outstanding as of the record date, 12,597,077 shares were represented at the Annual Meeting.  The Company’s independent inspector of elections reported the vote of stockholders as follows:

Proposal 1:         Election of two Class III directors.

Name	Votes For	Votes Withheld
Kerry J. Chauvin	9,476,542	2,235,440
Jerry D. Dumas, Sr.	11,648,695	63,287

Proposal 2:         Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

Votes For	Votes Against	Abstentions	Broker Non-Votes
10,970,655	137,840	603,488	885,094

Proposal 3:         Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Votes For	Votes Against	Abstentions
12,518,883	76,444	1,750

Item 8.01 Other Matters.

On April 26, 2012, the Board of Directors of the Company approved resolutions reducing the size of the Board of Directors from nine to eight members effective at the time of the Company’s Annual Meeting upon the retirement of Alden J. “Doc” Laborde.  Mr. Laborde, co-founder of the Company, whose term expired at the Annual Meeting, did not stand for re-election at the Annual Meeting.

In honor of his position as co-founder of the Company and his service on the Board of Directors for over 25 years, the Board of Directors appointed Mr. Laborde as a director emeritus effective at the time that his term as a director expired at the Annual Meeting.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits

The following exhibits are filed herewith.

Exhibit Number	Description

3.1	By-laws of the Company, as amended and restated through April 26, 2012.

99.1	Change of Control Agreement dated April 27, 2012 by and between the Company and Roy F. Breerwood, III

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

		By:	/s/ Kerry J. Chauvin
Kerry J. Chauvin
Chairman of the Board and Chief Executive Officer

Dated:	April 27, 2012